Exhibit 10.35
CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (the “Agreement”) is entered into effective as of March 27, 2022 (the “Effective Date”), by and between DELEK US HOLDINGS, INC., a Delaware corporation (the “Company”) and Todd O’Malley (the “Employee”).
W I T N E S S E T H:
    WHEREAS, the Employee is currently employed by the Company and is an integral part of its management;
    WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel such as Employee;
WHEREAS, the Company recognizes that the possibility of a change in control of the Company will cause uncertainty and distract the Employee from his assigned duties to the detriment of the Company and its shareholders; and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the Employee’s continued attention and dedication to the Employee’s assigned duties in the event of a change in control of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Employee and the Company hereby agree as follows:
Section 1: Definitions
The following terms shall have the meanings set forth below whenever used herein:
(a)“Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
(b)“Annual Incentive Bonus” shall mean the annual cash bonus payable pursuant to the Company’s annual incentive plan in effect in the year of Employee’s Termination of Employment.
(c)“Base Salary” shall mean (i) “Base Compensation” (as defined in the Employment Agreement) in effect immediately prior to termination of Employee’s employment (or, if greater, immediately prior to a Change in Control) or, (ii) if there is no Employment Agreement, the amount Employee was entitled to receive as salary on an annualized basis immediately prior to termination of Employee’s employment (or, if greater, immediately prior to a Change in Control), including any amounts deferred pursuant to any deferred compensation program, but excluding all bonus, overtime, welfare benefit premium reimbursement and incentive compensation, payable by the Company as consideration for the Employee’s services.
(d)“Beneficial Owner” shall mean the beneficial owner of a security as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(e)“Cause” shall mean the Employee’s (i) fraud, gross negligence, willful misconduct involving the Company or its Affiliates, willful breach of a fiduciary duty, including, without limitation, any confidentiality obligations, owed to the Company or its Affiliates, or any violation of the Company’s policies against discrimination or harassment; (ii) conviction of, or

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plea of nolo contendere to, a felony or crime involving moral turpitude; or (iii) deliberate and continual refusal to perform Employee’s duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of Chief Executive Officer of the Company (or the officer of the Company to which Employee directly reports) provided that Employee has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.
(f)“Change in Control” shall mean the occurrence of one of the following:
(i)Any “person” (as defined in Section 13(h)(8)(E) of the Exchange Act), other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, becomes the Beneficial Owner, directly or indirectly, of securities of the Company (or any successor to all or substantially all of the Company’s assets) representing more than 30% of the combined voting power of the Company’s (or such successor’s) then outstanding voting securities that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company (or such successor) in the ordinary course of business);
(ii)As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than 51% of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;
(iii)All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred;
(iv)The Company’s stockholders approve a plan of liquidation or dissolution of the Company; or
(v)During any 12-month period within the Term, Continuing Directors cease for any reason to constitute at least a majority of the Board. For this purpose, a “Continuing Director” is any person who at the beginning of the Term was a member of the Board, or any person first elected to the Board during the Term whose election, or the nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Continuing Directors then in office, but excluding any person (A) initially appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than the Board, or (B) designated by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) ) who has entered into an agreement with the Company to effect a transaction described in Section 11(b)(i) through (iv).
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)“Employment Agreement” shall mean the Executive Employment Agreement, if any, between the Employee and the Company.
(i)“Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any of the following:
        (i)    the material reduction in the Employee’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control, or a material reduction in the authority, duties or responsibilities of the supervisor to whom Employee is required to report;

        (ii)    a material diminution in the budget or other spending over which the Employee has authority;

        (iii)    a reduction in the Employee’s base compensation in effect immediately before the Change in Control;

        (iv)    if applicable, a failure of the Employee to be re-elected or appointed as an officer or to the board of directors or similar governing board of the successor;

        (v)    the relocation of the Employee to an office or location more than fifty (50) miles from the location at which the Employee normally performed Employee’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Employee’s responsibilities; or

        (vi)    a material breach of the terms of this Agreement or the Employee’s Employment Agreement.

    Notwithstanding the foregoing, in the case of the Employee’s allegation of Good Reason: (A) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within thirty (30) days after Employee becomes (or should have become) aware of the occurrence of such event, and (B) the Company shall be given the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. In the event the alleged Good Reason event is not so remedied, Employee’s Termination of Employment will be effective immediately following the thirty (30) day cure period.

(j)“Nonqualified Deferred Compensation Rules” shall mean the limitations and requirements set forth in section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.
(k)“Person” shall mean any individual, group, partnership, corporation, association, trust, or other entity or organization.
(l)“Protection Period” shall mean the six (6) month period preceding a Change in Control and the twenty-four (24) month period beginning on the date of the Change in Control.
(m)“Subsidiary” shall mean, as to any Person, a corporation or other entity of which a majority of the combined voting power of the outstanding voting securities is owned, directly or indirectly, by that Person.
(n)“Target Bonus” shall mean (i) “Target Bonus” (as defined in the Employment Agreement) in effect immediately prior to Employee’s Termination of Employment (or, if greater, immediately prior to a Change in Control) or, (ii) if there is no Employment Agreement, the target annual incentive bonus established pursuant to the Company’s Annual Incentive Plan with respect to the Employee with respect to the year in which the Employee’s Termination of Employment occurs.
(o)“Termination Event” shall mean the Employee’s Termination of Employment either:
        (i)    by the Company or its successor without Cause; or

        (iii)    by the Employee for Good Reason.

(p)“Termination of Employment” shall mean a termination of Employee’s employment within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii).
Section 2: Term of Agreement
(a)Term. The term of this Agreement (the “Term”) shall be for the period which commences on the Effective Date and which terminates on the day prior to the initial three (3) year anniversary of the Effective Date; provided, however, that the Term of this Agreement will be automatically extended for an additional (1) year period as of the second anniversary of the Effective Date and any anniversary of the Effective Date occurring thereafter (any such extension and “Extended Term”). The Board may cancel any extension of this Agreement by giving notice to the Employee at least fourteen (14) months prior to the beginning of any Extended Term.
(b)Modification of Term Upon a Change in Control. Upon a Change in Control during the Term, the Term will be extended (or reduced, as the case may be) through the end of the Protection Period, immediately following which time this Agreement will terminate. If, prior to a Change in Control, the Employee ceases to be an employee of the Company pursuant to a Termination Event, thereupon the Term will continue for a period of six (6) months following the date of the Employee’s Termination of Employment and, in the event a Change in Control does not occur during such six (6) month period, the Term shall be deemed to have expired immediately following the end of the six (6) month period and this Agreement shall immediately terminate and be of no further effect. If the Employee ceases, prior to a Change in Control, to be an employee of the Company for any other reason, the Term will be deemed to have expired as of the date of such cessation of service and this Agreement shall immediately terminate and be of no further effect.
(c)Survival of Certain Provisions. Notwithstanding the expiration of the Term or other termination of this Agreement, (i) Sections 4, 5(a), 5(e) and 5(l) of this Agreement shall survive any expiration or termination of this Agreement, and (ii) if a Change in Control shall occur prior to the expiration of the Term or other termination of this Agreement, the terms of this Agreement shall survive to the extent necessary to enable Employee to enforce his rights under Sections 3 and 4 of this Agreement.
Section 3: Severance Benefits
(a)Termination due to a Termination Event. In the event that the Employee’s employment with the Company or its successor is terminated due to the occurrence of a Termination Event during the Protection Period, the Employee shall be entitled to the following payments and other benefits:
(i)The Company shall pay to the Employee a lump sum cash amount equal to the sum of (A) the Employee’s accrued and unpaid salary as of his date of termination plus (B) reimbursement for all expenses reasonably and necessarily incurred by the Employee (in accordance with Company policy) prior to termination in connection with the business of the Company plus (C) any accrued vacation pay, to the extent not theretofore paid. This amount shall be paid within ten (10) days after the Employee’s Termination of Employment.
(ii)The Company shall pay to the Employee an additional lump sum cash amount equal to (A) two (2) times (B) the sum of Employee’s Base Salary plus Employee’s Target Bonus. Subject to the requirements of Section 3(c), this amount shall be paid within fifteen (15) days after the later of (x) Employee’s Termination of Employment, or (y) the Change in Control.
(iii)The Company shall pay to the Employee an amount equal to the Annual Incentive Bonus to which Employee would have otherwise been entitled if Employee’s employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year, and paid upon the payment of the annual bonuses to similarly situated employees of the Company pursuant to the Company’s annual bonus program, but in no event later than March 15 of the year following Employee’s Termination of Employment.
(iv)The Company shall provide to the Employee a lump sum cash payment equal to the costs of continuing health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for the Employee (and the Employee’s dependents, if applicable) for a period of one year following the Employee’s Termination of Employment.
(v)The Company shall contribute Employee’s matching contribution to the Company’s non-qualified deferred compensation arrangement for the year in which Employee’s Termination of Employment occurs and the matching contributions to such plan shall become vested and nonforfeitable immediately prior Employee’s Termination of Employment.
(vi)All outstanding equity-based compensation awards of the Company or its Affiliates shall become immediately vested, nonforfeitable, settleable (to the extent such settlement would not result in additional taxes under section 409A of the Code, in which case such equity will be settled in a manner that complies with section 409A of the Code) and, if applicable, exercisable; provided, that, performance awards will become vested with respect to a number of such performance based equity awards equal to the greater of (A) the target number of such performance based equity awards, or (B) the actual number of such performance based equity awards that would have vested if the date of the termination of employment were the end of the performance period and the actual performance as of that date had been the actual performance for the entire performance period.
(b)Other Severance Pay. The Employee shall not be entitled to receive payment under any severance plan, policy or arrangement maintained by the Company other than as provided in this Agreement. If the Employee is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the amounts to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. If the Employee is entitled to any severance or termination payments under any employment or other agreement with, or any plan or arrangement of, the Company, the payments to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of such payment. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Employee and his dependents may otherwise be entitled to under the Company’s compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any such plan in a manner generally applicable to similarly situated active employees of the Company, in which event the Employee shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active employees of the Company.
(c)Release. Payments under Sections 3(a)(ii) and (iii) shall be conditioned upon the execution and delivery of a Release Agreement in the form attached hereto as Exhibit A (the “Release”) by Employee within forty-five (45) days of the date of Employee’s Termination of

Employment, provided such Release is not revoked. Notwithstanding the times of payment otherwise set forth in Section 3(a), the payments due under Sections 3(a)(ii) and (iii) shall be made (or commenced, in the case of the payments due under Section 3(a)(iii)) to the Employee within fifteen (15) days following receipt by the Company of the Release properly executed (and not revoked) by the Employee, or, if later, the Change in Control. If the Employee fails to properly execute and deliver the Release (or revokes the Release), the Employee agrees that he shall not be entitled to receive the benefits described in Sections 3(a)(ii) and (iii).
Section 4: Certain Covenants by the Employee
(a)Protection of Confidential Information. Employee recognizes that during the course of Employee’s employment, Employee will be exposed to information or ideas of a confidential or proprietary nature that pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, business strategy, strategic plans, investment and growth plans and opportunities, client and customer needs and strategies, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, specifications, designs, plans, drawings, software, data, prototypes, programs and practices, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”).
Confidential Information also includes such information of third parties that has been provided to Company in confidence, and Confidential Information includes such information provided to Employee both before and after the date he enters into this Agreement. All such information is deemed “confidential” or “proprietary” whether or not it is so marked. Information will not be considered Confidential Information to the extent that it is or becomes generally available to the public other than through any breach of this Agreement by or at the discretion of Employee. Nothing in this Section will prohibit the use or disclosure by Employee of knowledge that is in general use in the industry or general business knowledge that was known to Employee prior to Employee’s service to the Company or which enters the public domain other than through any breach of this Agreement by or at the discretion of Employee. Employee may also disclose such information if required by court order or applicable law provided that Employee:
(i)uses Employee’s reasonable efforts to give the Company written notice as far in advance as is practicable to allow the Company to seek a protective order or other appropriate remedy (except to the extent that Employee’s compliance with the foregoing would cause Employee to violate a court order or other legal requirement),
(ii)discloses only such information as is required by law, and
(iii)uses Employee’s reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.
During Employee’s employment and for so long as the Confidential Information remains confidential or proprietary thereafter, Employee shall hold Confidential Information in strict confidence, shall use it only in connection with the performance of Employee’s duties on behalf of the Company, shall restrict its disclosure to those directors, employees or independent contractors of the Company with a need to know such Confidential Information, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent. Employee shall, at any time, upon Company’s request and at Company’s sole discretion or immediately upon Employee’s separation from employment, return to the Company and certify in a form satisfactory to the Company, the destruction of any and all written or electronic documents or data containing Confidential

Information in Employee’s possession, custody or control. For the avoidance of doubt, Employee shall not retain any copy, in any form of any Confidential Information following such request or separation.
Further, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement shall prohibit Employee from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or require Employee to notify the Company (or obtain its prior approval) of any such reporting.
(b)Non-Interference with Commercial Relationships. During Employee’s employment with the Company, and for a period of one year thereafter, Employee will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its affiliates, nor will Employee engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships between the Company and its affiliates and such customers or vendors. The foregoing covenant shall be in addition to any other covenants or agreements to which Employee may be subject.
(c)Non-Interference with Employment Relationships. During Employee’s employment with the Company, and for a period of one year thereafter, Employee shall not, without the Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit Employee (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts Employee on his/her own initiative without any direct or indirect solicitation by Employee other than customary forms of general solicitation such as newspaper advertisements or internet postings or through a search for or search by the human resources department of Employee without the input or recommendation of Employee.
(d)Extent of Restrictions. The Employee acknowledges that the restrictions contained in this Section 5 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
(e)Non-Disparagement. The Employee agrees to refrain from engaging in any conduct, or from making any comments or statements, which have the purpose or effect of harming the reputation or goodwill of the Company or any of its Affiliates, employees, directors or stockholders.
Section 5: Miscellaneous
(a)Clawback. Notwithstanding any provisions in this Agreement to the contrary, to the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and/or (ii) any policy that may be adopted by the Board, amounts paid or payable pursuant to this Agreement shall be subject to clawback to the extent necessary to comply with such law(s) and/or policy, which clawback may include forfeiture and/or repayment of amounts paid or payable pursuant to this Agreement.
(b)Tax Withholding. All payments required to be made to the Employee under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent required to be withheld pursuant to applicable law or regulation.
(c)No Mitigation; Offset. The Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of obligations hereunder for the payments or benefits required to be provided to the Employee, except as specifically provided in Section 3(a)(iii) above with respect to medical and dental benefits coverage. The obligations of the Company hereunder shall not be affected by any set-off or counterclaim rights which any party may have against the Employee; provided, however, that the Company may offset any amounts owed to the Company by the Employee against any amounts owed to the Employee by the Company hereunder.
(d)Overpayment. If, due to mistake or any other reason, the Employee receives benefits under this Agreement in excess of what this Agreement provides, the Employee shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If the Employee fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other benefits which become payable to the Employee under this Agreement or otherwise.
(e)Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.
(f)Successors and Assigns. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by the Employee; provided, however, that any amounts that shall have become payable under this Agreement prior to the Employee’s death shall inure to the benefit of the Employee’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Upon such assumption by the successor, the Company automatically shall be released from all liability hereunder (and all references to the Company herein shall be deemed to refer to such successor). In the event a successor does not assume this Agreement, the benefits payable pursuant to Section 3(a) will be paid immediately prior to the Change in Control.
(g)Entire Agreement. Except as otherwise specifically provided herein, this Agreement and the Employment Agreement constitute the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits during the Protection Period which will be payable under this Agreement. In the event of any conflict between this Agreement and the Employment Agreement this Agreement shall control. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.
(h)Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.
Notice to the Employee shall be addressed to the employee’s then current work address.
Notice to the Company shall be addressed to:
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
Attn: General Counsel
(i)Governing Law. Notwithstanding any conflicts of law or choice of law provision to the contrary, this Agreement shall be construed and interpreted according to the laws of the State of Tennessee.
(j)No Right to Continued Employment. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Company or interfere in any way (other than by virtue of requiring payments or benefits as expressly provided herein) with the right of the Company to terminate the Employee’s employment at any time.
(k)Unfunded Obligation. Any payments hereunder shall be made out of the general assets of the Company. The Employee shall have the status of general unsecured creditor of the Company, and the Agreement constitutes a mere promise by the Company to make payments under this Agreement in the future as and to the extent provided herein.
(l)Mediation / Arbitration.
(i)Any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Employee by Company, including, without limitation, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, retaliation, defamation, tortious infliction of emotional distress, unfair competition, arbitrability and conversion (collectively a “Legal Dispute”) shall be resolved according to the following protocol:
(A)The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (“AAA”) and pursuant to the mediation rules and procedures promulgated by the AAA. The Company shall pay the expenses associated with the mediation.
(B)In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution. The parties expressly waive their rights to bring action against one another in a court of law except as expressly provided herein. In addition to remedies at law, the parties acknowledge that failure to comply with this provision shall entitle the non-breaching party to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the “National Rules for the Resolution of Employment Disputes,” or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in either Davidson or Williamson County, Tennessee. The Company shall pay the filing expenses associated with the arbitration. All other expenses and fees associated with the arbitration shall be determined in accordance with the AAA rules.
(ii)Notice of submission of any Legal Dispute to mediation shall be provided no later than one year following the date the submitting party became aware, or should have become aware of, the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.
(iii)Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Company arising in connection with Section 4 may be brought in any court of competent jurisdiction.
(iv)With respect to any breach or attempted breach of Section 4 of this Agreement, each party acknowledges that a remedy at law will be inadequate, agrees that the Company will be entitled to specific performance and injunctive and other equitable relief and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.
(m)Injunctive Relief. The Employee recognizes and acknowledges that, in the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Company shall be entitled to an injunction to enforce the provisions hereof, without any requirement for the securing or posting of any bond in connection with such remedy, in addition to pursuing its other legal remedies.

(n)Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.
(o)Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DELEK US HOLDINGS, INC.

By:	/s/ Jared Serff
Name:	Jared Serff
EVP Human Resources

EMPLOYEE

/s/ Todd O'Malley
Todd O'Malley

EXHIBIT A
Agreement and Release
This Agreement and Release (“Release”) is entered into between you, the undersigned employee, and Delek US Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Change in Control Agreement between you and the Company dated [●], 2022 (the “Change in Control Agreement”). You have 45 days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this 45-day period, you are not to sign it prior to [●].
1.    Definitions     (a)    “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.
    (b)    “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect your entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which you are a participant. The term Claims also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency.
2.    Consideration(a)    The Company agrees to pay you the consideration set forth in Section 3(a) of the Change in Control Agreement. The Company will make this payment to you within fifteen (15) business days of the date you sign this Release (and return it to the Company), unless Section 3(a) of the Change in Control Agreement provides a longer time before payment must be made. You acknowledge that the payment that the Company will make to you under this Release is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make this payment to you.
3.    Release of Claims     (a)    You, on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release.
    (b)    The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay
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Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.
    (c)    In furtherance of this Release, you promise not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.
5.    Acknowledgment     (a)    You acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You further acknowledge that you have carefully read this Release and understand its final and binding effect, have had a reasonable amount of time to consider it, have had the opportunity to seek the advice of legal counsel of your choosing, and are entering this Release voluntarily. In addition, you hereby certify your understanding that you may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.
6.    Applicable Law        (a)    This Release shall be construed and interpreted pursuant to the laws of the State of Tennessee without regard to its choice of law rules and shall be subject to the arbitration clause set forth in Section 6(l) of the Change in Control Agreement.
7.    Severability        (a)    Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

DELEK US HOLDINGS, INC.	EMPLOYEE

By:	By:
Name:	Name:
Title:	Date:
Date:
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